Exhibit 10.29

EMPLOYMENT AGREEMENT

dated 15th February, 2000

between

DR. MELEGHY GESELLSCHAFT MIT BESCHRÄNKTER HAFTUNG

and

DR. GYULA DE MELEGHY JR.

THIS AGREEMENT is made on 15th February, 2000 BETWEEN:

(1)	DR. MELEGHY GESELLSCHAFT MIT BESCHRÄNKTER HAFTUNG, of Bergisch Gladbach (the “Company”);

(2)	DR. GYULA DE MELEGHY JR. (the “Managing Director”).

WHEREAS:

It is contemplated to appoint Dr. de Meleghy Jr. as managing director of the Company.

The purpose of this Employment agreement is to set out the rights and obligations between the Company and the Managing Director.

IT IS AGREED as follows:

1.	TERM

(1)	Dr, de Meleghy is engaged in the activity as managing director (Geschäftsführer) of the Company.

(2)	This Employment agreement shall be effective from 1st February, 2000.

2.	LEGAL POSITION

(1)	As managing director, Dr. de Meleghy Jr. will direct the Company’s affairs and represent the Company according to its Articles of Association as amended from time to time.

(2)	The Company may appoint further managing directors. All managing directors together form the management board (Gesamtgeschäftsführung). The shareholders determine the allocation of duties among the managing directors from time to time.

(3)	The Managing Director shall conduct the business of the Company and carry out his duties within the limits of and in accordance with

•	applicable provisions of law;

•	the Articles of Association of the Company;

•	shareholders’ resolutions of the Company;

•	the Company rules and regulations for management (if any); and

•	this Employment agreement.

3.	DUTIES

(1)	The Managing Director shall primarily be responsible for the sales, finances and controlling of the entire Meleghy Croup and/or such duties as may be specified by the shareholders from time to time.

(2)	The Managing Director shall further be responsible for the management of the tool manufacturing division. In this function, he shall be responsible for the entire organisation, personnel management, production, engineering and sales with regard to his division.

In both functions the Managing Director shall respect the outline provisions (investment, personnel and finance plans) decided upon by the shareholders as well as the rules of procedure for management (Geschäftsordnung).

(3)	The Managing Director’ may appoint and dismiss the lower level management personnel in co-ordination with the other member(s) of the management board.

(4)	The Managing Director may regularly inform the management board of any material decisions and measures taken by him insofar as his decisions are not already subject to prior consent of the management board.

(5)	The Managing Director shall dedicate his full working capacity, professional know-ledge and experience exclusively to the Company and shall respect and use his best endeavours to achieve the economic targets of the Company and its affiliates as defined by the management board. The Company is entitled to request of the Managing Director to serve in such other comparable capacity as the Company may from time to time reasonably require.

(6)	The Managing Director shall in all his actions seek to protect in every possible manner the best interests of the Company and its affiliates in every respect.

4.	BASE SALARY

(1)	The Managing Director shall receive as consideration for his services an annual gross base salary amounting to DM 300,000 (Deutsche Mark three hundred thousand) payable in twelve equal installments at the end of each calendar month after the deductions, required by applicable law.

(2)	The salary pursuant to Clause 4 (1) shall include any overtime work, work on Saturdays and Sundays and public holidays and holiday allowance. The Managing Director is obliged to work even beyond the usual business working hours if this is required by the commercial interests of the Company.

(3)	The salary shall be reviewed in reasonable intervals and adjusted, if appropriate, based on adequacy of performance.

5.	OTHER REMUNERATION AND BENEFITS

(1)	The Managing Director shall receive an incentive compensation not exceeding DM 300,000, as defined in annex A.

(2)	The Managing Director shall be eligible to participate in the employee stock option plan of Tower Automotive Inc in accordance with the stock option plan set forth in annex B.

(3)	The Company shall pay the Managing Director’s contributions to health insurance, statutory pension insurance, unemployment insurance and nursing care insurance

(Pflegeversicherung) to the extent required by law. Should the Managing Director be exempted from his obligation to join a statutory health insurance scheme, the Company shall reimburse him for 50% of his contributions to his private health insurance, up to a maximum amount of 50% of the contribution payable to the statutory health insurance.

(4)	The Managing Director shall be covered by the group accident insurance of the Company which is strictly personal and amounts to DM. 1,000,000 in case of death and DM 2,000,000 in case of disability.

(5)	The Managing Director is entitled to receive the Company’s contribution to a tax-exempt savings plan (Vermögenswirksame Leistungen) in accordance with applicable law provided that he has concluded a contract to that effect.

6.	EXPENSES/COMPANY CAR

(1)	The Company shall reimburse the Managing Director (on production of such evidence as it may reasonably require) for itemised travel and other expenses properly and reasonably incurred by him on behalf of the Company pursuant to the expense reimbursement rules of the Company.

(2)	Throughout the duration of this Employment agreement the Managing Director will be entitled to a company car of his choice (purchase price/leasing rate of up to DM 2,000) which may also be used for private purposes. The cost for the operation of the car shall be borne by the Company except for those operation costs relating to the private use of the car exceeding a reasonable extent.

(3)	The car shall be fuelled free of charge at a petrol station determined by the company.

(4)	The monetary advantage of the private use of the car is taxable income under prevailing German law; the Company shall deduct the relevant income tax from the installments payable pursuant to Clause 4 (1).

(5)	The Managing Director shall take good care of the car and shall observe the terms and conditions of the insurance policy relating to it. The Managing Director shall inform the Company immediately if he is disqualified from holding a driving licence.

(6)	The company car shall be returned the Company upon the termination of this Employment agreement or upon the release of the Managing Director from his duties pursuant to Clause 12 (5) of this Employment agreement. In such case, the right to the private use of the company car ceases immediately without compensation- There is no right of retention.

7.	CONTINUED PAYMENT OF SALARY IN CASE OF ILLNESS AND DEATH

(1)	If the Managing Director is temporarily unable to work due to illness or any other reason for which he is not responsible, the Company shall, subject to a deduction in the amount received by the Managing Director under his medical insurance after six weeks of illness, continue to pay the salary set out in Clause 4 for the duration of such inability up to three calendar months or until the termination of this Employment agreement, whichever event is earlier.

(2)	Should the Managing Director decease during the term of this Employment agreement, his surviving dependants (widow and children below 25 years of age who have not finished their professional education) shall as joint creditors receive the full salary set out in Clause 4 for the month in which the death occurs and the three following months.

(3)	The Managing Director and/or his surviving dependants shall disclose any payments received from insurance companies and/or social security carriers in respect of the events referred to in this Clause 7.

8.	VACATION

(1)	The Managing Director is entitled to an annual vacation of 30 (thirty) working days. Working days are all calendar days except Saturdays, Sundays and public holidays at the location of the Company’s office where the Managing Director is employed.

(2)	The Managing Director shall reasonably in advance agree the timing of his vacation with the other members of the managing board or, if there are none, with the shareholder.

9.	CONFIDENTIALITY

(1)	The Managing Director is strictly obliged to abstain from disclosing any matters of the Company, its shareholder and its affiliated companies which are not a matter of public record or knowledge. He shall not use any such confidential information, directly or indirectly, for his own benefit or the benefit of third parties. The foregoing obligations shall survive the termination of this Employment agreement.

(2)	Upon termination of this Employment agreement or upon release from his functions, the Managing Director shall return to the Company all documents, notes, drafts and data in his possession regarding the business of the Company, its shareholder and its affiliated companies as well as any other property of the Company, its shareholder and affiliated companies. The Managing Director waives any rights of retention which he may have in respect of such items.

10.	OUTSIDE ACTIVITIES

(1)	The Managing Director shall not, without the prior written consent of the Company, conduct any other trade or business activities, participate in a similar or related enterprise, or assume supervisory board or similar functions for any other company.

(2)	Scientific and literary activity of the Managing Director is subject to the prior written consent of the Company if it is related to interests of the Company or to the activity as Managing Director of the Company.

11.	RIGHT OF USE AND INVENTIONS

Inventions and organisational methods resulting from the Managing Director’s activities shall be subject to the provisions of the Employee Inventions Act (Gesetz über Arbeitnehmererfindungen).

12.	TERMINATION

(1)	This Employment agreement shall run for fixed term until December 31st, 2002 and shall be extended automatically for consecutive 12 months periods unless it is terminated by either party by giving 6 months prior notice, i.e. for the first time of June 30th, 2002, at the latest.

(2)	This Employment agreement shall terminate in any event at the end of the month during which the Managing Director turns 65 unless it terminates earlier pursuant to an application for early retirement. If the respective statutory provisions change this shall apply mutatis mutandis for the Employment agreement.

(3)	Notice of termination by the Managing Director shall be given in writing to the shareholders of the Company. Notice of termination by the Company shall be given in writing to the Managing Director by the shareholders or, if the termination is based on cause, by any other managing director of the Company.

(4)	The Managing Director’s appointment can be revoked by shareholder resolution at any time. Such revocation automatically contains notice of termination of this Employment agreement to the next available termination date. Upon giving notice of termination the Company is entitled to put the Managing Board on garden leave pending the expiration of the remaining term of this Employment agreement.

(5)	The right to terminate this Employment agreement for cause shall remain unaffected, For the sake of clarification; the statutory two-week period of limitation shall apply.

13.	OBLIGATIONS OF THE MANAGING DIRECTOR FOLLOWING TERMINATION

The Managing Director shall not, without the prior written consent of the Company, for a period of one year following the termination of this Employment agreement either on his own account, or for or jointly with any other person or company, solicit or interfere with or endeavour to entice away from the Company any employee or client front the Company’s established client base having existed during the three-year-period preceding termination.

14.	MISCELLANEOUS

(1)	This Employment agreement contains the entire agreement between the parties relating to Dr. de Meleghy Jr.’s function and remuneration as managing director. Amendments of and to this Agreement, including this clause, are valid only if made in writing.

(2)	The Managing Director shall not directly or indirectly accept any commission, rebate, discount or gratuity, in cash or in kind, from any person who has or is likely to have a business relationship with the Company or any of its affiliates.

(3)	Should any provision of this Agreement be or become partly or entirety invalid, the validity of the other provisions shall remain unaffected. In such case the parties shall be obliged to substitute the invalid provision by a valid provision which come as close as possible to the economic effect which was intended by the invalid provision. The same applies should there be gaps in this Agreement.

(4)	Any notice or other document to be served under this Agreement shall, in the case of the Company, be delivered or sent by mail or facsimile process to the Company at its registered office for the time being and, in the case of Dr, de Meleghy Jr., shall be delivered to him or sent by mail or facsimile process to his usual or last known place of residence.

(5)	This Contract is subject to the laws of the Federal Republic of Germany.

(6)	Place of performance is Bergisch Gladbach (Germany).

Bergisch Gladbach	15.2.00
Place	Date

/s/ DR. MELEGHY GESELLSCHAFT MIT
BESCHRÄNKTER HAFTUNG	/s/ Gyula de. Meleghy Jr.
Company	Dr. Gyula de Meleghy Jr.

ANNEX A

1.	The incentive compensation referred to in clause 5 of the Employment Agreement shall be calculated as follows:

Dr. de Meleghy Jr. shall receive an annual bonus equal to 3% of the bonus-related profits (assessment basis). The assessment basis for the bonus shall be the annual net income shown in the consolidated financial statements of Dr. Meleghy GmbH & Co. KG Werkzeugbau and Presswerk, which shall be determined according to provisions under trade law, and shall be adjusted by certain allocations and deductions.

The assessment basis for the bonus is calculated as follows:

Annual net income according to the audited consolidated financial statements

+/- profits/losses in connection with real property sales

+/- profits/losses in connection with sales of interest

+/- profits/losses relating to shares in silent and atypical silent partnerships, to the extent that they decreased/increased the consolidated result

+/- corporation tax included as expenses/revenues in the annual net income

+-/- material extraordinary expenses/revenues*

+/-- trade tax changes due to corrections of the results

- loss carry-forward after the correction according to the above calculation and to the extent that it was created after the creation of the bonus entitlement

= bonus-related profit

*	These allocations and deductions need only be made in case the calculation of the bonus yields unreasonable results, as may be the case in the event of extraordinary depreciation or value adjustments due to preferential tax treatment provisions. In such events, the depreciation/value adjustments must be distributed over an appropriate period of time (life of the relevant goods).

The bonus shall officially be determined by the company’s auditors and shall be limited to a maximum of DM 300,000 p.a. It shall become due upon the adoption of the consolidated financial statements of Dr. Meleghy GmbH & Co. KG Werkzeugbau and Presswerk.